UNITED STATES
           SECURITIES AND EXCHANGE COMMISSION
                 Washington, D.C. 20549




                      SCHEDULE 14A


       Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


            (X) Filed by the Registrant
            ( )Filed by a Party other than the Registrant


 Check the appropriate box:

( )      Preliminary Proxy Statement

( )      Confidential, for Use of the Commission Only (as
permitted by Rule 14a-6(e)(2))

(X)      Definitive Proxy Statement

( )      Definitive Additional Materials

( )      Soliciting Material Pursuant to 240.14a-12




          Williams Industries, Incorporated
       ---------------------------------------
     (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

(X)     No fee required.

                  WILLIAMS INDUSTRIES, INCORPORATED
                       8624 J. D. Reading Drive
                       Manassas, Virginia 20109

ANNUAL MEETING OF SHAREHOLDERS
To be Held November 11, 2006

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of Williams Industries, Incorporated (the "Company"), to be held at the Ernst Community Center of Northern Virginia Community College, 8333 Little River Turnpike, Fairfax, Virginia, (Route 236 at the intersection of Wakefield Chapel Road, just west of the intersection of Interstate 495 and Route 236) at 10:00 A.M. on Saturday, November 11, 2006, and at all adjournments thereof. It is anticipated that this proxy material will be mailed to shareholders on or about October 16, 2006.

     The solicitation of the proxy accompanying this statement is being made by the management of the Company, and the cost of solicitation will be borne by the Company. The solicitation may be made by mail, telephone or oral communication with shareholders. The Annual Report to Shareholders for the Fiscal Year ended July 31, 2006 accompanies this proxy statement. Additional copies of the Annual Report may be obtained by writing to the Secretary of the Company at P.O. Box 1770, Manassas, Virginia 20108. The financial statements for the period ending July 31, 2006, included in the Annual Report to Shareholders, were audited by McGladrey & Pullen, LLP, the Company's current independent registered public accounting firm. It is anticipated that representatives of McGladrey and Pullen will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to questions.

     A proxy for use at the Annual Meeting is enclosed. Any shareholder who executes and delivers such proxy has the right to revoke it at any time before it is exercised, by filing with the Secretary of the Company either an instrument revoking it or a duly executed proxy bearing a later date. In addition, the powers of the proxy holder will be suspended if the person executing the proxy is present at the meeting and elects to vote in person.

     The only outstanding voting security of the Company is its Common Stock, $.10 par value, of which there were issued and outstanding 3,654,100 shares on September 29, 2006, which is the record date for the purpose of determining the shareholders entitled to notice of and to vote at the Annual Meeting. Williams Industries' treasury stock is not included in the issued and outstanding calculations in this document. With the possible exception of the election of directors, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock outstanding in the shareholder's name on the books of the Company as of the record date. While the Company's Articles of Incorporation provide for cumulative voting in an election of directors, the Virginia Code provides that shares otherwise entitled to vote cumulatively not be voted cumulatively at a particular meeting unless the meeting notice or proxy statement states conspicuously that cumulative voting is authorized; or unless a shareholder gives notice to the secretary of the corporation not less than 48 hours before the time set for the meeting of his intent to cumulate his votes during the
meeting.   Cumulative voting means that the shareholders are
entitled to multiply the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. If one shareholder gives his notice, all other shareholders are entitled to cumulate their vote. The Company does not intend that there be cumulative voting at the meeting, but in the event cumulative voting should be instituted by a shareholder, the Company's proxy holders will use their discretion in voting any unmarked proxies. All marked proxies will be voted for nominees as directed in the proxy, but marked proxies may not authorize voting more than one vote per nominee.


PROPOSAL I - ELECTION OF DIRECTORS
Nominees

     The Board of Directors has fixed the number of directors to be elected at the Annual Meeting at five, each to hold office until the next Annual Meeting and until the director's successor shall be elected and qualified.

     The Company has no standing nominating committee; the Board of Directors chooses management's nominees. It is the Board's view, given the size of the Company and the highly specific nature of qualifications needed in a potential director, that a separate nominating committee is not in the best interests of the Company. Each director has the opportunity to suggest any nominee and such suggestions are comprehensively reviewed. The Board does not have a charter for the Company's nominating process nor does the Board have a specific policy for consideration of nominees recommended by security holders, but there have been no recommended nominees from security holders. The Company pays no fees to third parties for evaluating or identifying potential nominees.

     The Company's transfer agent will be appointed to tabulate shares present, in person or by proxy, and to tabulate votes. Abstentions will be counted as present at the meeting and will be recorded as abstentions. They will not be recorded as votes either for or against the nominees. So long as a quorum (a majority of the outstanding shares) is present, directors will be elected by plurality vote; i.e., the five nominees receiving the most votes will be elected. Thus, neither a vote against nor an abstention will have any effect on the outcome of the election of directors; only votes for a nominee will have any such effect. Generally, shares held of record by a broker or other nominee for the benefit of a beneficial owner may only be voted by that broker or nominee, and if the broker or nominee does not vote the shares, the shares will not be tabulated as present or voting at the meeting. However, as provided by Virginia law, the Company may, but is not required to, accept the vote of a beneficial owner upon presentation of evidence acceptable to the Company that the voter is indeed the beneficial owner of the shares. The following table sets forth information concerning the nominees:


Nominees
--------
Name                      Age   Position with the Company  Elected
------------------------- ----  -------------------------- -------
Frank E. Williams, III(1)  47   President, Chairman of the   1991
                    (2) (5)     Board, Chief Financial Officer
Frank E. Williams, Jr. (1) 72   None                         1970
                    (2) (5)
Stephen N. Ashman  (3)(4)  58   None                         1998
William J. Sim   (2)(3)    61   None                         1998
John A. Yerrick (5)        66   None                         2003


(1) Frank E. Williams, Jr. may be considered a "control person" of the Company, as the term control is defined by the rules of the Securities and Exchange Commission. Mr. Williams, III, is the son of Mr. Williams, Jr. Mr. Williams, III, is a member of the Executive Committee, the Long Range/Strategic Planning Committee and the Shareholder Relations' Committee.

(2) Member of standing Executive Committee. This committee, which acts on behalf of the Board in situations where Board action is necessary but not obtainable on short notice and if such action is authorized by applicable law, reviewed eight items during the year and also met as a "committee of the whole" with other board members present either in person or by conference call three times during the year.

(3) Member of standing Audit Committee. Mr. Ashman is chairman of this committee. This committee, which met four times during the past fiscal year, consults with and authorizes the engagement of the Company's independent auditors and provides recommendations to the Board concerning the Company's accounting procedures.

(4) Member of standing Compensation Committee. Mr. Bentley Offutt, who did not stand for re-election, was chairman of this committee, which met two times during the last fiscal year. The committee sets the compensation for the President and establishes guidelines, to be implemented within the President's discretion, for the compensation of other officers. A new chairman will be named at the company's annual organizational meeting in November.

(5)   Member of the Executive Committee and the Long
Range/Strategic Planning Committee.

The Nominees have had the following principal occupations or employment for at least the past five years:

Mr. Williams, III has held the position of Chairman of the Board and President since November 1994. On September 8, 1994, he was elected Chief Financial Officer. He was elected as a vice president of the Corporation in 1991. For more than five years prior thereto he was an officer of various Company subsidiaries and remains an officer and/or director of several subsidiaries.

Mr. Williams, Jr., until November 1994, was the Chairman of the Board and President of Williams Industries, Inc. He is a founder and Chairman of Bosworth Steel Erectors, Inc., formerly known as the Williams and Beasley Company; the Chairman of the Board of Williams Enterprises of Georgia, Inc.; and the principal owner of Structural Concrete Products, LLC and Industrial Alloy Fabricators, LLC; all organizations that are not otherwise
affiliated with Williams Industries, Inc.   Mr. Williams, Jr., is
also the Chairman of the Board of Kaiser Group Holdings and a member of the board of Capital Bank.

Mr. Ashman is a principal with SAS advisors, an area consulting firm, and Chairman of the Board of Capital Bank, N.A., Rockville, Maryland. Mr. Ashman serves on the advisory boards of: Prudent Capital, a mezzanine fund; NextGen Capital, a venture capital fund; and Ategra Community Financial Institutions, a hedge fund. He is active in a number of charitable and arts organizations in the Washington, DC metropolitan area.

Mr. Sim is Senior Vice President of Pepco Holdings, Inc. (PHI), a regional energy holding company that provides utility service to more than 1.8 million customers. PHI is the parent company of Potomac Electric Power Company, an electric utility serving Washington, D.C. and suburban Maryland. In his current position, Mr. Sim is responsible for operations across all PHI utilities, including Pepco, Delmarva Power and Atlantic City Electric. Mr. Sim is also active in a number of business and civic organizations, as well as being a registered professional engineer. He is on the board of directors of the Washington Building Congress, a regional construction-industry association, and is the WBC incoming chairman for 2006-2007. He is also a member of the Board of Visitors, A. James Clark School of Engineering at the University of Maryland.

Mr. Yerrick is a self-employed financial consultant, a position he has held since June 2002. Prior to that time, he was a senior audit partner in the international accounting firm of Deloitte & Touche. During his 39 years with the firm, Mr. Yerrick held a variety of positions including Partner-in-Charge of Audit for the Washington, D.C. practice, Managing Partner for the Baltimore practice and most recently Deputy Professional Practice Director for the Washington, D.C./Baltimore practice. He is presently serving on the board of a privately held company, and serves on the finance committee of Vital Voices Global Partnership, Inc., a nonprofit organization supporting the economic and political advancement of women in developing countries.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS
  VOTE "FOR" THE ELECTION OF DIRECTORS OF THE NOMINEES NAMED ABOVE


Further Information Concerning the Board of Directors

     During the past fiscal year, the Board of Directors held five regular meetings. Numerous committee meetings, involving individual directors in different capacities, were also held. All directors attended more than 75% of the board and committee meetings during the fiscal year.


Executive Officers

     The executive officers of the Company serve at the discretion of the Board and presently include: Frank E. Williams, III, Chairman of the Board, Chief Executive Officer, and Chief
Financial Officer.


Compliance with Section 16 of the Securities Exchange Act of 1934, as amended

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and holders of 10% or more of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. The Company believes that all reports required pursuant to Section 16(a) with respect to the 2006 fiscal year were filed in a timely fashion.

Corporate Governance and Other Matters

     The Board of Directors selects the nominees for directors. The Company's by-laws also permit shareholders eligible to vote at the Annual Meeting to make nominations for directors, through written notice no later than 60 days prior to the date of the anniversary of the immediately preceding annual meeting, to the Secretary of the Company. The by-laws also permit shareholders to propose other business to be brought before an annual meeting, provided that such proposals are made pursuant to the same timely notice in writing to the Secretary of the Company. No such nominations or proposals have been received in connection with the Annual Meeting.

                         BENEFICIAL OWNERSHIP OF SHARES

     The following table sets forth information regarding ownership, as of September 30, 2006 of the Common Stock of the Company by: (1) each person known by the Company to own beneficially more than 5 percent of the Common Stock; (2) each director; (3) each nominee for director; and (4) all officers and directors as a group. Except as noted, the persons listed possess all ownership rights attached to the shares opposite their name, including the right to vote and dispose of the shares.

Directors:

Beneficial Owner          Number of Shares    Percentage of Class

Frank E. Williams, Jr.    1,735,497  (1)(3)        46.35  (1)
Frank E. Williams, III    1,168,836  (2)(3)        31.22  (2)
Stephen N. Ashman            34,795  (3)            0.93
William J. Sim               29,295  (3)            0.78
John A. Yerrick               8,149  (3)             -
Officers and Directors as
   a group (10 persons)   1,979,835  (3)(4)(5)     52.80%

(1) Includes 169,179 shares owned by his wife, as to which Mr. Williams, Jr. disclaims beneficial ownership; 739,423 shares owned or controlled by the Williams Family Limited Partnership of which the Williams Family Corporation (of which Mr. Williams, Jr. is the President and controlling person) is the General Partner; 338,300 shares by Williams Enterprises of Georgia, Inc., of which Mr. Williams Jr. is the control person as Chairman of the Board and a beneficial owner, as is Mr. Frank E. Williams, III, and H. Arthur Williams; 8,000 shares as trustee for minor grandchildren; and 5,000 shares held by the Williams Family Foundation, a charitable organization exempt under Section 501(c)(3) of the Internal Revenue code of 1986. The Foundation's purpose is to use and apply its income and principal assets exclusively for charitable, scientific, literary, and educational purposes. Mr. Williams, Jr. is a trustee of the Foundation and votes the stock. The business address of Mr. Williams, Jr. is 2789-B Hartland Road, Falls Church, Virginia 22043.

(2) Includes 739,423 shares owned or controlled by the Williams Family Limited Partnership, duplicative of the shares listed for Mr. Williams, Jr., but included here because Mr. Williams, III, has a beneficial interest in these shares; 338,300 shares owned by Williams Enterprises of Georgia, duplicative of shares listed for Mr. Williams Jr. but listed here because Mr. Williams III has beneficial ownership; 344 shares owned by his wife to which Mr. Williams, III, disclaims beneficial interest, and 3,000 shares held in trust for his minor child. Mr. Williams, III, is also a trustee of the Williams Family Foundation.

(3) Includes options granted to directors.

(4) Includes 21,321 shares owned directly by H. Arthur Williams, the son of Mr. Frank E. Williams, Jr., and the brother of Mr. Frank E. Williams, III. Mr. H. Arthur Williams is a Vice President of Williams Industries and he also has a beneficial interest in the Williams Family Limited Partnership and Williams Enterprises of Georgia. These shares are described in Items 1 and 2 of the preceding table.

(5) Calculation assumes full dilution if all outstanding options were to be exercised. The shares of Mr. R. Bentley Offutt, who is not standing for reelection, are also included in the calculation.

Based on research of records of the Securities and Exchange
Commission and on information from the Nasdaq National Market reports, the Company believes that there are no additional holders with more than a five percent position in the Company's stock at the time of this filing.

           EXECUTIVE OFFICERS AND DIRECTORS COMPENSATION
General

The following table sets forth the total annual compensation paid or accrued by the Company to or for the account of Mr. Frank E.
Williams, III, the Company's Chief Executive Officer.   Mr.
Williams, III, has no employment contracts, termination of employment or change-in-control arrangements, pension plans, options (other than those disclosed herein) or any long term incentive arrangements with the Company. Mr. Williams, III, as do other eligible employees, participates in the Company's 401(k) plan, which provides for Company contributions.


                   SUMMARY COMPENSATION TABLE

Annual Compensation

Name and             Year        Annual  Compensation
Principal Position
------------------   ----   Salary     Other    Bonus    Long-Term
                           --------  --------  --------  --------
Frank E.             2006  $147,004  $7,170(1)     0         0
Williams, III        2005  $147,004  $7,170(1)     0         0
Chief Executive      2004  $147,004  $7,170(1)  $64,500(2)   0
Officer

(1)   Includes car allowance.
(2) Mr. Williams, III was paid $19,180 from accrued bonus for the fiscal year ended July 31, 2000 and $45,320 from accrued bonus for the fiscal year ended July 31, 2001.

In addition to the above, on July 12, 2003 during a regularly scheduled meeting of the Board of Directors of the Company, upon motion of Mr. Stephen Ashman, chairman of the Audit Committee, and seconded by Mr. Thomas Mitchell, who was a director at the time, the independent directors of the Company voted to compensate Mr. Williams, III, in the amount of $50,000 for agreeing to provide his personal guaranty on a Company bond for the Woodrow Wilson
Bridge project.   This compensation, which has not yet been paid,
is being accrued over the life of the Woodrow Wilson Bridge contract, proportional to the payments received by the Company divided by the contract price.

Directors' Fees

The Company's "outside" directors are entitled to compensation of $650 per month for serving as directors; $250 per meeting attended in person; $100 per telephone meeting; $200 per committee meeting attended; and a stock grant of restricted stock equal to $600 per month to be calculated monthly using the current share price at the end of the month with the shares to be accumulated and
transferred once a year in January.   All of the directors
declined any stock issuance during the fiscal year ended July 31, 2006. The Chairman of the Audit Committee receives an additional stipend of $500 per month and other committee chairs receive $50
per month.   Mr. Williams, III, is considered to be an "insider"
and does not receive the compensation previously noted. All directors are reimbursed traveling expenses incurred in connection with meetings, with five such meetings normally being held each year.

Prior to 2003, the Company had a plan which allowed the issuance of options to non-employee directors on an annual basis. The options and shares issued upon exercise of these options were issued pursuant to Rule 144 of the 1933 Securities Act.

In 2003, the Company's shareholders approved an equity compensation plan for non-employee directors, as summarized below. The plan includes the following elements:

1. Shares Reserved. 100,000 shares of Common Stock are reserved for issue under the Plan. If an award lapses or the participant's rights with respect to such otherwise terminate, any shares subject to such award will again be available for future awards under the Plan.

2.  Administration.    All grants under the Plan will be
determined by the Compensation Committee of the Company.

3. Eligibility. An award may be granted to any director who is not an employee of the Company. Directors who are employees may receive equity awards under the Company's 1996 Incentive
Compensation Plan, but not under this Plan.

4. Awards. Under the Plan, the following types of awards may be granted. No consideration will be paid by the participant on account of any grant.

     * Restricted Stock. The Compensation Committee may grant annual awards of shares of Common Stock bearing restrictions ("Restricted Stock") prohibiting a transfer of the Restricted Stock for a period of time (except for certain transfers by operation of the law not at the volition of the participant). The Compensation Committee will establish the number of shares to be granted to each non-employee director and the terms and conditions of each grant. However, the fair market value of the number of shares issued to any director in any year cannot exceed $15,000 and the non-transferability period must be at least six months.
On completion of the non-transferability period the restrictions will expire. The grant of Restricted Stock will not result in Federal taxable income to a participant or a tax deduction to the Company. When the restrictions expire, a participant will realize ordinary taxable income in an amount equal to the fair market value of the stock at the time the restrictions expire, and the Company will be entitled to a corresponding deduction.

    * Options. The Compensation Committee may grant options to purchase shares of Common Stock. The exercise price and expiration date of the options will be determined at the discretion of the Compensation Committee, except that the exercise price must be at least 50% of the fair market value of the stock at the date of grant, the expiration date must be no later than 10 years after date of grant, and the exercise price and expiration dates cannot be changed after the date of grant. These options will be non-qualified options not entitled to favorable Federal tax treatment under the Internal Revenue Code. The grant of an option will not result in taxable income to the participant or a tax deduction for the Company, however upon exercise of an option the participant will recognize compensation taxable as ordinary income in an amount equal to the difference between the exercise price and the fair market value of the stock on the date of exercise, and the Company will be entitled to a corresponding deduction.

5. Accounting Effect. Accounting principles will require that restricted share awards be charged against earnings on a pro-rata basis over the restrictions period and will be based on the value of the stock at the date of grant. Options granted at fair value will not be charged against earnings.

6. Amendment of Plan. The Plan may be amended by the Compensation Committee to correct typographical errors, to clarify ambiguities and to make other such editorial changes. However, except by shareholder approval, the Plan may not be amended: (1) to change the expiration date of the Plan; (2) to increase the number of shares to be issued under the Plan (other than to reflect a reorganization, stock split, merger, spin-off or similar transaction); (3) to decrease the exercise price or change the expiration date of outstanding options; (4) to increase the value of restricted stock which may be issued to any participant; (5) to expand the class of participants in the Plan; (6) to expand the types of options or award under the Plan; or (7) to make any other amendment which materially changes the terms of the Plan.

6. Expiration Date. The Plan will expire in 2013, ten years after its approval by shareholders.


                Compensation Committee Report

Pursuant to rules adopted by the Securities and Exchange Commission designed to enhance disclosure of public companies' policies toward executive compensation, set forth below is a report submitted by the Company's Compensation Committee (the Committee) addressing the Company's compensation policies with respect to executive officers.

The Compensation Committee consisted of R. Bentley Offutt, Chairman, Stephen N. Ashman and John A. Yerrick. The Compensation Committee is responsible for establishing and administering the policies that govern annual compensation, bonuses, stock options and all other forms of compensation for corporate executive officers. In November of each year, salaries are discussed in committee, changes are recommended to the Board, and voted on by the Board for the forthcoming calendar year.

The Committee structures executive compensation in a manner designed to provide competitive levels of compensation and to assist the Company in attracting and retaining qualified executives. Compensation is a direct result of the company's performance and therefore can be said to be performance driven. The Committee calculates executive compensation, including bonuses, with a specific formula based on the Company's results. Certain thresholds have to be achieved prior to the authorization for any bonus. The Committee is generally familiar with executive compensation paid in the Washington, D.C. metropolitan area, but has not made a detailed comparison of the Company's executive compensation as compared to other companies in the area or the industry. The Committee recommends executive compensation to the full Board of Directors, which considers substantially the same factors as the Committee in determining whether to approve its recommendations.

/s/ R. Bentley Offutt, Chairman
/s/ Stephen N. Ashman
/s/ John A. Yerrick


    Compensation Committee Interlocks and Insider Participation

Mr. Williams, III is a director and the Chief Executive Officer of the Company. Mr. H. Arthur Williams, the president of a Company subsidiary, is the brother of Mr. Williams, III, and the son of
Mr. Frank E. Williams, Jr., a Company director.   The Williams
family is considered to be a "control group" of the Company, as the term control is defined by the Securities and Exchange Commission.

                   Certain Transactions

     Mr. Frank E. Williams, Jr., who owns or controls approximately 46% of the Company's stock at July 31, 2006, and is a director of the Company, also owns controlling interests in the outstanding stock of Williams Enterprises of Georgia, Inc., Structural Concrete Products, LLC. and Industrial Alloy Fabricators, LLC. Additionally, Mr. Williams, Jr. owns a substantial interest in Bosworth Steel Erectors, Inc. (formerly Williams and Beasley Company). Revenue earned and costs incurred with these entities during the three years ended July 31, 2006, 2005, and 2004 are reflected below. In addition, amounts receivable and payable to these entities at July 31, 2006, 2005 and 2004 are also reflected below.

(in thousands)                2006        2005        2004
                            --------    --------    --------
Revenues                     $  680      $1,158      $  400
Billings to entities         $  864      $1,099      $  380
Cost incurred from           $  461      $  319      $  675

                              Balance July 31,
                              2006        2005
                            --------    --------
Accounts receivable            $843        $663

Notes Payable                  $ 21        $667

Accounts Payable               $538        $400

Billings in excess of costs
  and estimated earnings on
  uncompleted contracts        $ 69        $ 82

Accrued Interest Payable       $  2        $106


     In the year ended July 31, 2005, the company borrowed
$665,000 from Mr. Williams, Jr. to cover short-term cash requirements. The notes were paid during fiscal 2006.

     During the year ended July 31, 2006, the Company sold its Richmond, Virginia property to Mr. Williams, Jr. and leased it back on a long-term basis, with an option to buy the property back for the same price for which it was sold.

     The Company is obligated to the Williams Family Limited Partnership under a lease agreement for real property with an equity sharing formula in the event of the sale of the property. The partnership is controlled by individuals who own, directly or indirectly, approximately 48% of the Company's stock. The lease, which had an original term of five years, commenced on February
2000 and was extended by one year to February 2006.   On July 31,
2006, a modified agreement was reached and the term was extended through February 2010. The Company pays annual lease payments plus real estate taxes. The Company recognized lease expense for the three years ended July 31, 2005, 2004 and 2003 as follows:

(in thousands)                2006        2005        2004
                            --------    --------    --------
Lease Expense                 $ 43        $ 34        $ 78

Interest Expense              $157        $ 26        $ 13


     During the year ended July 31, 2006, the Company borrowed
$1,861,000 from the Williams Family Limited Partnership and repaid $580,000. Notes Payable and Accounts Payable, representing lease payments, are reflected below:

                              Balance July 31,
                              2006        2005
                            --------    --------
Note Payable                 $3,072      $1,381

Accounts Payable             $  192      $  149

Accrued interest payable     $   -       $   18


     Directors Frank E. Williams, Jr. and Stephen N. Ashman are shareholders and directors of a commercial bank from which the Company obtained a $240,000 note payable on December 23, 2002. The note is payable in sixty equal monthly payments of principal of $4,000 plus interest at 5.75% or the current Prime rate plus 0.75%, whichever is greater. The rate at July 31, 2006 was 9%. The note, which replaced an existing note payable that had a higher interest rate and payment, was negotiated at arms length under normal commercial terms. Interest expensed for the years ended July 31, 2006, 2005 and 2004 is reflected below. The balance outstanding at July 31, 2006 and 2005, which is reflected below, is included in Note 3, Related Party Transactions:

Installment obligations:
(in thousands)                2006        2005        2004
                            --------    --------    --------
Interest Expense              $  8        $ 11        $ 12

                              Balance July 31,
                              2006        2005
                            --------    --------
Notes Payable                 $ 72        $116

     During the year ended July 31, 2002, the Company entered into an agreement with Alabama Structural Products (ASP), Inc., a subsidiary of a company controlled by Frank E. Williams, Jr., a Director of the Company, to lease a 21,000 square foot building in Gadsden, Alabama for the expansion of S.I.P. of Delaware, Inc. The lease payment is $2,500 per month. Additionally, the Company has a labor reimbursement agreement with ASP to provide labor to operate the Gadsden plant. The labor agreement was terminated during the year ended July 31, 2005.

     During the year ended July 31, 2006, in order to resolve loan and lease defaults, the Company sold seven previously owned or leased cranes to FlexLease, LLC, an entity owned by Director Frank
E. Williams, Jr., his son H. Arthur Williams, President of Williams Steel Erection Company, Inc. and General Counsel Daniel
K. Maller, also a Vice President of Williams Bridge Company. Subsequent to July 31, 2006, one additional crane was sold to FlexLease. These transactions, which were approved by the Company's independent Directors, included buy-back provisions, which will allow the Company to pursue alternate financing for these cranes. These cranes support the construction activities of the Company. The Company entered into short term lease agreements on five cranes, one of which was subsequently sold to a non-affiliated third party during the year, and a financing agreement on two cranes. Lease expense for the three years ended July 31, 2006, 2005 and 2004 is reflected below. Additionally, Notes payable and Accounts payable, representing lease payments at July 31, 2006 and 2005 are reflected below.

(in thousands)                2006        2005        2004
                            --------    --------    --------
Lease Expense                 $115        $-          $-

                               Balance July 31,
                              2006        2005
                            --------    --------
Note payable                 $1,109      $-
Accounts Payable             $   51


                REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed of three outside directors. The committee's Chairman, Stephen N. Ashman, an independent director, is a Certified Public Accountant who serves as the Audit Committee's financial expert. The Audit Committee's primary function is to oversee the Company's system of internal controls, financial reporting practices and audits to determine that their quality, integrity and objectivity are sufficient to protect stockholder interests. Each member of the Committee is an independent director as defined by the National
Association of Securities Dealers (NASD) rules.   The committee
has adopted a written charter, which has been approved by the Board of Directors, and which is set forth in Appendix A of this Proxy Statement.

The Audit Committee, either in person or by conference call, met four times during Fiscal 2006 to review the overall audit scope, plans and results of the independent auditors, the Company's internal controls, emerging accounting issues, expenses, and audit fees. The Committee met separately without management present and
with the independent auditors to discuss the audit.   The
Committee reviewed the Company's annual financial statements prior
to issuance.   Audit Committee findings are reported to the full
Board of Directors.

McGladrey & Pullen, LLP, the Company's registered public accounting firm for 2006, is responsible for expressing an opinion on the conformity of the Company's audited financial statements
with generally accepted accounting principles.   The Committee has
discussed with McGladrey & Pullen the matters that are required to be discussed by the Statement on Auditing Standards No. 61
(Communication with Audit Committees).   McGladrey & Pullen has
provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with McGladrey & Pullen that firm's
independence.   The Committee is satisfied that McGladrey & Pullen
does not currently provide any non-audit services to the Company.

The Audit Committee is satisfied that the internal control system is adequate and that the Company employs appropriate accounting and auditing procedures. Based on these considerations, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2006. The foregoing report is provided by the following independent directors, who constitute the Audit
Committee:

/s/ Stephen N. Ashman, Chairman
/s/ R. Bentley Offutt
/s/ William J. Sim


                      INDEPENDENT AUDITORS

     McGladrey & Pullen served as the Company's independent registered public accounting firm during the year ended July 31, 2006 and performed the audit for that year. In order to assure that the Company's audit fees are competitive and consistent with necessary services, the Company's audit committee reviews proposals from independent certified public accounting firms, including McGladrey & Pullen, seeking to serve as the Company's independent auditors. Representatives of McGladrey & Pullen are expected to be present at the Annual Meeting, will have the opportunity to make a statement and to respond to appropriate questions from stockholders.

Audit Fees.   The aggregate fees to be paid to McGladrey & Pullen
for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended July 31, 2006 (the "2006 fiscal year") and the reviews of the financial statements included in the Company's Form 10-Q's for 2006 fiscal
year will total approximately $173,500.   This fee does not
include payment for any work that McGladrey and Pullen did in relation to an audit of the company's employee benefit plans.

Financial Information Systems Design and Implementation Fees.
There were no fees billed for professional services related to financial information systems design and implementation by McGladrey & Pullen for the 2006 fiscal year.

Audit Related Fees.   The additional audit related fees billed by
McGladrey and Pullen during fiscal year 2006 are primarily related to the audit of the Company's Employee Savings and Benefit Plan and total approximately $32,500.


                        OTHER MATTERS

     No business other than that set forth above is expected to come before the Annual Meeting or any adjournment thereof. Should other business properly come before the meeting or any adjournment thereof, the proxy holders will vote upon the same, according to their discretion and best judgment.


                   COMMON STOCK PERFORMANCE

The following chart compares the value of $100 invested on August 1, 2001 in the Company's common stock, the Russell 2000 index and a peer group Index consisting of the common stocks issued by four companies selected by management. The Russell 2000 index represents a broad market group which management believes more nearly represents the Company's market capitalization than the NASDAQ Composite Index in which the Company participates. The Peer Group was chosen as the nearest practicable representative peer group of companies which meet Securities and Exchange Commission requirements. However, management believes that the Company's mix of products and services over the period represented was unique in the heavy construction industry, with no other publicly traded company being truly comparable.

[Chart is not shown in this EDGAR filing]


                             year ended July 31:
                     2001    2002    2003    2004    2005    2006
Williams Industries   100   115.38   93.59  104.87   94.36   56.41
Peer Group index      100    58.64   71.73   89.24  192.71  300.67
Russell 2000 Index    100    80.95   98.19  113.72  140.22  144.51

The broad market index chosen was:      The peer group was made
           Russell 2000 Index           up of the following
                                        companies:
                                        Granite Construction Inc.
The peer group chosen was:              Meadow Valley Corp.
Customer selected stock list            Perini Corp.
                                        Schuff International, Inc.

Source: This document was compiled using publicly available historic quote data.

                    SHAREHOLDER PROPOSALS

Any shareholder of the Company who wishes to present a proposal to be considered at the next Annual Meeting of Shareholders and who wishes to have the proposal presented in the Company's Proxy Statement for such meeting must deliver such proposal in writing to the Company's principal executive offices not later than June
15, 2007.   If the shareholder does not want the proposal
presented in the Company's proxy, the Company's By-Laws provide that a proposal for consideration at the annual meeting must be submitted to the Company by written notice at least sixty days prior to the anniversary date of the preceding meeting or not later than September 7, 2007.


                         MISCELLANEOUS

The management of the Company knows of no matters to be presented at the meeting other than the election of directors and the ratification of the director's option plan. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their judgments on such matters, and discretionary authority to do so is included in the proxy.



     AT THE WRITTEN REQUEST OF ANY RECORD HOLDER OF THE COMMON STOCK ON THE RECORD DATE, SEPTEMBER 29, 2006, OR OF ANY BENEFICIAL HOLDER OF SUCH SHARES ON SUCH DATE WHO MAKES A GOOD FAITH REPRESENTATION THAT SUCH SHAREHOLDER WAS SUCH A BENEFICIAL HOLDER, THE COMPANY WILL SUPPLY TO SUCH A SHAREHOLDER A COPY OF THE COMPANY'S FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED JULY 31, 2006. PLEASE ADDRESS ALL REQUESTS TO WILLIAMS INDUSTRIES, INCORPORATED, P.O. BOX 1770, MANASSAS, VIRGINIA 20108.